Exhibit 99.1

OVERLAND STORAGE REPORTS FISCAL 2011 SECOND

QUARTER RESULTS

Branded Product Sales and Margin Up Significantly From Previous Quarter

SAN DIEGO, CA – February 16, 2011 – Overland Storage, Inc. (Nasdaq: OVRL) today reported second quarter results for its fiscal quarter ended December 31, 2010.

Eric Kelly, President and Chief Executive Officer of Overland Storage, said, “With the support of our channel partners worldwide, we are executing on our plan to increase sales of our higher margin branded products and services. Branded product sales grew 21.7% sequentially and total branded revenue is now 92.3% of total sales, up significantly from the prior quarter.” said Kelly. “Additionally I am happy to report that our revenue, gross margin and operating expenses for the first half of FY 2011 were all within the guidance that we previously announced. In addition to achieving these financial objectives, we introduced a new SAN product line and a new NAS product into the marketplace as planned.”

Net Revenue for the second quarter of fiscal 2011 was $17.9 million, an increase of 2% from the prior quarter and a decrease of 12.2% from the second fiscal quarter of 2010. The net loss for the quarter was $0.9 million, or $0.07 per share, compared to a net loss of $6.5 million, or $0.59 per share, in the prior quarter and net loss of $2.6 million, or $0.47 per share, in the second quarter of 2010. Gross margins for the second quarter of fiscal 2011 were 31.1%, a significant increase from 23.6% the prior quarter, and an increase from the 28.5% in the second quarter of fiscal 2010. Operating expenses were $9.2 million, an improvement of $0.7 million from $9.9 million the prior quarter, including $1 million in non-cash stock compensation expenses in each quarter. We ended the second quarter of fiscal 2011 with cash and cash equivalents were $6.8 million, an increase of $2.5 million from $4.3 million at the end of the prior quarter.

Key highlights:

•	Total branded products revenue, excluding service, increased 21.7% sequentially and 3.2% over the same period a year ago.

•	The SnapServer® and SnapSAN™ series of disk based products increased 53% over the prior quarter and 95% in the same quarter in the prior year.

•	NEO SERIES® tape products increased 10.7% from the prior quarter.

•	Gross Margins for the quarter were 31.1%, up 750 basis points from the first quarter and up 250 basis points from the same quarter in the prior year.

•	The Company generated $3.0 million in other income from the sale of a minority interest in a potential IP litigation settlement.

•

The Company launched the SnapSAN™ S1000, a new entry in the midrange SAN marketplace. The S1000 has a modular, scalable, dual controller architecture and was designed to anchor our SnapSAN™ portfolio and expand our total available market.

About Overland Storage

As a leading, global specialist in backup, recovery and archive, Overland Storage is focused on helping IT departments address data protection and data retention challenges by incorporating innovative solutions with world-class service and support. Overland provides smart, affordable, end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere.

Overland Storage products include award-winning SnapServer® network attached storage products; SnapSAN™, NEO SERIES® tape libraries; and REO SERIES® disk-based backup and recovery appliances. Overland Storage sells its products exclusively through a select network of value-added-resellers, system integrators and OEMs. The company has shipped more than 350,000 units to small and medium-sized businesses, as well as large enterprises in over 60 countries across the globe. For more information, visit www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. This report contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to raise outside capital to adequately fund our operations and to service and repay debt as it comes due; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on The NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, Snap Server, SnapSAN, GuardianOS, Snap Enterprise Data Replicator, REO Series, REO, NEO Series, and NEO are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Investor Contact:

Abhi Kanitkar

ICR, Inc.

abhi.kanitkar@icrinc.com

646-277-1237

Media Contact:

Elizabeth Zaborowska

Bhava Communications

overland@bhavacom.com

510-219-8127

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OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenue	$17,930	$20,432	$35,503	$39,745
Cost of revenue	12,357	14,599	25,778	28,704

Gross profit	5,573	5,833	9,725	11,041

Operating expenses:
Sales and marketing	4,349	4,546	8,945	8,820
Research and development	1,727	1,464	3,481	2,921
General and administrative	3,106	2,581	6,666	5,260

Total expenses	9,182	8,591	19,092	17,001

Operating loss	(3,609)	(2,758)	(9,367)	(5,960)
Interest (expense) income, net	(351)	(338)	(717)	(722)
Other expense, net	3,128	592	2,772	558

Loss before income taxes	(832)	(2,504)	(7,312)	(6,124)
Income taxes	77	76	95	148

Net loss	$(909)	$(2,580)	$(7,407)	$(6,272)

Net loss per share:
Basic and Diluted	$(0.07)	$(0.47)	$(0.63)	$(1.29)

Shares used in computing net loss per share:
Basic and Diluted	12,659	5,474	11,769	4,866

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	December 31, 2010	June 30, 2010
	(unaudited)
ASSETS
Cash	$6,797	$8,852
Accounts receivable, net	11,921	13,257
Inventories	9,458	9,941
Other current assets	6,094	6,551

Total current assets	34,270	38,601

Property, plant and equipment, net	814	804
Other assets	4,740	4,920

Total assets	$39,824	$44,325

LIABILITIES & EQUITY
Current liabilities, excluding debt	$28,409	$31,047
Debt, current portion	3,539	5,171
Other long-term liabilities	6,361	5,441
Shareholders’ equity	1,515	2,666

Total liabilities and equity	$39,824	$44,325